Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Selected American Shares, Inc. and

Selected International Fund, Inc.:

We consent to the use of our report dated February 20, 2014, with respect to the financial statements and financial highlights of Selected American Shares, Inc. and Selected International Fund, Inc., incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

Denver, Colorado

April 25, 2014